EXHIBIT 5

                 Opinion of Shumaker Williams, P.C.

                      SHUMAKER WILLIAMS, P.C.
                      3425 Simpson Ferry Road
                   Camp Hill, Pennsylvania 17011


                                November 19, 1996



Thomas J. Bisko, President and CEO
QNB CORP.
10 North Third Street
P. O. Box 9005
Quakertown, Pennsylvania 18951


                 Re: QNB CORP. (the "Corporation")
                     Registration Statement Form S-8
                     Our File No. 468-96

Dear Mr. Bisko:

     In connection with the above-referenced registration statement on form S-8 pertaining to the QNB Stock Incentive Plan, the QNB Corp. Employee Stock Purchase Plan and The Quakertown National Bank Profit Sharing and Section 401(K) Salary Deferral Plan (Collectively, the "Plans"), we have acted as Special Corporate Counsel to the Corporation and have examined all documents, transactions and questions of law which we deem necessary and appropriate for purposes of rendering the following opinion.

     Based on our examination, it is our opinion that when the registration statement on Form S-8 is filed and becomes effective under the Securities Act of 1933, those shares of $1.25 par value of common stock of the Corporation issued or distributed thereunder and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully-paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the registration statement on Form S-8.

                              SHUMAKER WILLIAMS, P.C.


                         By: /s/ Nicholas Bybel, Jr.
                             --------------------------
                             Nicholas Bybel, Jr.

NB/tb:65140